Exhibit 99.1

For immediate release	For More Information:
J. Bruce Hildebrand, Executive Vice President
325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
SECOND QUARTER EARNINGS RESULTS
ABILENE, Texas, July 19, 2007 — First Financial Bankshares, Inc. (NASDAQ: FFIN) increased earnings 15.9 percent for the second quarter of 2007 to $13.27 million, compared with $11.45 million in the same quarter last year. Basic earnings per share were $0.64 compared with $0.55 in the same period last year. The increase in earnings was a result primarily from an increase in the pretax gain on sale of student loans that totaled $1.62 million in the second quarter of 2007 compared to $462,000 in the same quarter of 2006.
Net interest income for the second quarter increased 2.7 percent to $27.25 million compared with $26.54 million in the same quarter last year. The provision for loan losses was $238,000 in the second quarter of 2007, down from $389,000 in the same quarter last year. The net interest margin, on a taxable equivalent basis, was 4.38 percent for the second quarter of 2007 compared with 4.50 percent in the same period a year ago but unchanged from the first quarter of 2007.
Noninterest income in the second quarter was $12.97 million compared with $10.95 million in the same quarter last year. A large portion of this increase resulted from the sale of student loans discussed above. In 2006, the Company sold the majority of its student loans in the first quarter, recording a similar premium compared to the second quarter of 2007. The Company made a decision to delay the 2007 first quarter sale of student loans to May 2007 in order to earn additional interest income.
Trust fees increased 23.9 percent in the second quarter to $2.27 million compared with $1.83 million in the same quarter last year due to continued growth of trust assets. Service charges on deposit accounts decreased 1.9 percent in the second quarter of 2007 to $5.55 million compared with $5.66 million a year ago, reflecting declining use of overdraft privilege, offset in part by strong growth in new accounts. Real estate mortgage fees increased 54.3 percent to $864,000 from $560,000 in the same quarter last year. ATM and credit card fees increased 20.6 percent to $1.86 million versus $1.54 million a year ago, indicative of continued increased use of debit cards and the growth in net new accounts.
Noninterest expense increased 2.1 percent in the second quarter of 2007 to $21.25 million from $20.81 million in the same quarter last year. The Company’s efficiency ratio in the second quarter stood at 51.19 percent compared with 53.82 percent in the same quarter a year ago.

For the first half of 2007, net income was $24.73 million, up 7.9 percent compared with $22.92 million a year ago. Basic earnings per share for the first half of 2007 were $1.19 compared with $1.11 in the same period last year. Net interest income increased 3.1 percent in the first half of 2007 to $53.82 million from $52.19 million in the same period last year. Noninterest income was $23.89 million in the first half of 2007, up 6.5 percent from $22.43 million a year ago.
“We experienced solid growth in loans, new accounts, trust fees and real estate mortgage fees in the second quarter, while continuing to control expenses, all of which contributed to our Company’s favorable results for the second quarter and the first half of the year,” said F. Scott Dueser, President and Chief Executive Officer. “We are pleased with our results, given the cautious economic environment and continuing net interest margin pressure.”
As of June 30, 2007, consolidated assets for the Company totaled $2.85 billion compared with $2.72 billion a year ago. Loans totaled $1.39 billion at quarter end, compared with loans of $1.29 billion a year ago. Excluding the effect of the sale of student loans, quarter-end loans increased 7.8 percent over the same period a year ago and at an annualized growth rate of 10.3 percent over March 31, 2007.
Total deposits as of June 30, 2007, stood at $2.38 billion from $2.31 billion a year earlier. Non-interest-bearing deposits grew 6.7 percent compared with the same period a year ago, while interest-bearing deposits grew 1.7 percent as the Company focused on low costs of funds and its effect on the net interest margin. Shareholders’ equity rose to $306.5 million as of June 30, 2007, compared with $279.8 million the prior year.
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates ten separately chartered banks with 45 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Clyde, Moran and Albany; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado and Midlothian; Hereford State Bank, Hereford; First Financial Bank, N.A., Mineral Wells; San Angelo National Bank, San Angelo; First Financial Bank, N.A., Southlake, Trophy Club, Keller, Bridgeport, Decatur and Boyd; First Financial Bank, N.A., Stephenville, Granbury and Glen Rose; First National Bank, Sweetwater, Roby and Trent; and Weatherford National Bank, Weatherford, Willow Park and Aledo. The Company also operates First Financial Trust & Asset Management Company, N.A., with five locations and First Technology Services, Inc., a technology operating company.
The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our Web site at http://www.ffin.com.
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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	June 30,
	2007	2006
ASSETS:
Cash and due from banks	$113,794	$125,796
Fed funds sold	54,760	30,950
Investment securities	1,135,133	1,112,112
Loans	1,391,984	1,293,111
Allowance for loan losses	(16,425)	(15,473)

Net loans	1,375,559	1,277,638
Premises and equipment	61,204	58,905
Goodwill	62,112	62,146
Other intangible assets	3,829	5,470
Other assets	44,061	42,406

Total assets	$2,850,452	$2,715,423

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$664,952	$622,994
Interest-bearing deposits	1,711,799	1,683,629

Total deposits	2,376,751	2,306,623
Short-term borrowings	147,110	110,842
Other liabilities	20,075	18,186
Shareholders’ equity	306,516	279,772

Total liabilities and shareholders’ equity	$2,850,452	$2,715,423

	Three Months Ended		Six Months Ended
	June 30,		June 30,
INCOME STATEMENTS	2007	2006	2007	2006
Interest income	$42,259	$38,140	$83,331	$74,541
Interest expense	15,013	11,598	29,512	22,349

Net interest income	27,246	26,542	53,819	52,192
Provision for loan losses	238	389	479	722

Net interest income after provision for loan losses	27,008	26,153	53,340	51,470
Noninterest income	12,972	10,954	23,892	22,433
Noninterest expense	21,247	20,805	42,114	41,283

Net income before income taxes	18,733	16,302	35,118	32,620
Income tax expense	5,463	4,854	10,385	9,705

Net income	$13,270	$11,448	$24,733	$22,915

PER COMMON SHARE DATA
Net income — basic	$0.64	$0.55	$1.19	$1.11
Net income — diluted	0.64	0.55	1.18	1.10
Cash dividends	0.32	0.30	0.62	0.58
Book value			14.76	13.50
Market value			38.81	36.54
Shares outstanding — end of period	20,760,116	20,727,734	20,760,116	20,727,734
Average outstanding shares — basic	20,756,846	20,722,054	20,752,044	20,718,763
Average outstanding shares — diluted	20,888,879	20,775,448	20,872,613	20,775,648

PERFORMANCE RATIOS
Return on average assets	1.86%	1.68%	1.75%	1.69%
Return on average equity	17.25	16.48	16.35	16.59
Net interest margin (tax equivalent)	4.38	4.50	4.38	4.45
Efficiency ratio	51.19	53.82	52.50	53.64

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2007		2006
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$16,458	$16,201	$16,498	$15,473	$15,116
Loans charged off	(505)	(147)	(788)	(272)	(379)
Loan recoveries	234	162	244	206	347

Net (charge-offs) recoveries	(271)	15	(544)	(66)	(32)
Provision for loan losses	238	242	247	1,091	389

Balance at end of period	$16,425	$16,458	$16,201	$16,498	$15,473

Allowance for loan losses / period-end loans	1.18%	1.17%	1.18%	1.23%	1.20%
Allowance for loan losses / nonperforming loans	387.4	226.5	442.9	401.6	370.0
Net charge-offs (recoveries) / average loans (annualized)	0.08	0.00	0.16	0.02	0.01

NONPERFORMING ASSETS
Nonaccrual loans	$4,179	$6,338	$3,529	$3,907	$4,088
Accruing loans 90 days past due	61	928	129	201	94

Total nonperforming loans	4,240	7,266	3,658	4,108	4,182
Foreclosed assets	2,174	434	453	543	545

Total nonperforming assets	$6,414	$7,700	$4,111	$4,651	$4,727

As a % of loans and foreclosed assets	0.46%	0.55%	0.30%	0.35%	0.37%

CAPITAL RATIOS
Tier 1 Risk-based	14.85%	14.71%	14.35%	14.72%	14.51%
Total Risk-based	15.81	15.69	15.32	15.75	15.49
Tier 1 Leverage	9.05	8.89	8.87	8.91	8.39
Equity to assets	10.75	10.74	10.56	10.81	10.30

	Three Months Ended		Six Months Ended
	June 30,		June 30,
NONINTEREST INCOME	2007	2006	2007	2006
Gain on sale of student loans, net	$1,616	$462	$1,780	$1,872
Gain on securities transactions, net	—	—	85	—
Trust fees	2,272	1,834	4,372	3,681
Service charges on deposits	5,553	5,658	10,692	10,946
Real estate mortgage fees	864	560	1,602	1,009
Net gain (loss) on sale of foreclosed assets	22	(1)	35	(13)
ATM and credit card fees	1,859	1,542	3,578	2,982
Other noninterest income	786	899	1,748	1,956

Total Noninterest Income	$12,972	$10,954	$23,892	$22,433

NONINTEREST EXPENSE
Salaries and employee benefits	$11,448	$11,128	$22,887	$22,425
Net occupancy expense	1,445	1,514	2,854	2,990
Equipment expense	1,812	1,790	3,557	3,496
Printing, stationery and supplies	520	513	992	1,011
ATM and credit card expenses	964	864	1,893	1,675
Audit fees	256	231	505	480
Legal, tax and professional fees	631	617	1,303	1,161
Correspondent bank service charges	293	291	618	602
Advertising and public relations	603	615	1,162	1,182
Amortization of intangible assets	377	385	760	611
Other noninterest expense	2,898	2,857	5,583	5,650

Total Noninterest Expense	$21,247	$20,805	$42,114	$41,283

TAX EQUIVALENT YIELD ADJUSTMENT	$1,286	$1,161	$2,512	$2,340

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	June 30, 2007
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest earning assets:
Fed funds sold	$90,951	$1,162	5.12%
Interest bearing deposits in nonaffiliated banks	7,130	92	5.18%
Taxable securities	830,248	9,651	4.65%
Tax exempt securities	286,642	4,280	5.97%
Loans	1,402,632	28,360	8.11%

Total interest earning assets	2,617,603	43,545	6.68%
Noninterest earning assets	251,563

Total assets	$2,869,166

Interest bearing liabilities:
Deposits	$1,749,306	$13,389	3.07%
Fed funds purchased and other short term borrowings	144,190	1,624	4.52%

Total interest bearing liabilities	1,893,496	15,013	3.18%

Noninterest bearing liabilities	667,054
Shareholders’ equity	308,616

Total liabilities and shareholders’ equity	$2,869,166

Net interest income and margin (tax equivalent)		$28,532	4.38%

	Six Months Ended
	June 30, 2007
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest earning assets:
Fed funds sold	$73,816	$1,859	5.08%
Interest bearing deposits in nonaffiliated banks	6,090	157	5.20%
Taxable securities	840,052	19,412	4.62%
Tax exempt securities	277,577	8,320	5.99%
Loans	1,399,806	56,095	8.08%

Total interest earning assets	2,597,341	85,843	6.67%
Noninterest earning assets	256,619

Total assets	$2,853,960

Interest bearing liabilities:
Deposits	$1,746,246	$26,297	3.04%
Fed funds purchased and other short term borrowings	141,045	3,215	4.60%

Total interest bearing liabilities	1,887,291	29,512	3.15%

Noninterest bearing liabilities	661,624
Shareholders’ equity	305,045

Total liabilities and shareholders’ equity	$2,853,960

Net interest income and margin (tax equivalent)		$56,331	4.38%